Exhibit 99.1

FOR IMMEDIATE RELEASE

VCG HOLDING CORP. ANNOUNCES 2008 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

Financial Results Overview

•	2008 revenues up 47.4% to $57.7 million; Q4 2008 revenues rose 17.8% to $14.5 million

•	2008 net loss before taxes of $48.7 million, or ($2.68) per diluted share

•	2008 before taxes losses were from non-cash impairment charges recorded in Q4 2008 and consist of:

•	$50.6 million of pre-tax impairment charges, or ($2.79) per share pre-tax, related to write off of goodwill, licenses and other intangibles.

•	$1.9 million of pre-tax impairment charges, or ($0.11) per share after tax, related to the land and a building in Arizona.

•	Excluding the impairment charges:

•	2008 net income before taxes was $3.8 million, or $0.21 per diluted share

•	VCGH has repurchased 520,049 shares of common stock during 2008 and 2009 under previously announced share repurchase plans

Denver, CO. – March 27, 2009 – VCG Holding Corp. (NASDAQ: VCGH), a growing and leading consolidator and operator of adult nightclubs, today announced financial results for the fourth quarter and fiscal year ended December 31, 2008. Results for 2007 have been restated to reflect changes in the valuation of certain acquired assets and corrections of Goodwill, Equity and Other Income (see additional information provided below).

Troy Lowrie, Chairman and Chief Executive Officer, stated, “We are pleased with our operational performance for the full year, including revenue growth of more than 47% for 2008. Revenues in the fourth quarter of 2008 grew nearly 17.8%, despite the sluggish overall economy. A decline in revenues at our four “A” venues were offset by the performance at our “B” and “C” club locations, especially in areas where our clubs are clustered. We were profitable for the full year of 2008 prior to the non-cash impairment charges and are comfortable that the legacy issues that led to these charges have been resolved. It is important to note these impairment charges do not affect the Company’s cash balances or operating cash flows.”

Mr. Lowrie continued, “With the first quarter of 2009 substantially completed, we have experienced a softening of the market. However, as evidenced by our fourth quarter results, we believe that our operating model provides us with distinctive and sustainable competitive advantages that are helping to mitigate the impact of the decline in consumer spending. We expect to generate positive cash flow during the first quarter of 2009, and are continuing to reduce debt and, where appropriate, we are extending maturities. Our progress in this area is reflected on our balance sheet, where at December 31, 2008 long-term debt declined to $3.6 million from $9.3 million at December 31, 2007, and our working capital deficit improved to $6.1 million from $6.9 million at December 31, 2007. We have an active share repurchase program in place, and are also continuing to explore potential accretive acquisitions in markets where we currently operate and in new geographies.”

Full Year 2008 Results

Total revenue for the full year 2008 increased 9% to $57.7 million from $39.1 million last year, in part due to the acquisitions of two new clubs after December 31, 2007. Same store sales for the full year 2008 increased 9% over the full year 2007.

Total operating expenses increased to $99.8 million from $30.7 million last year, and included the $52.5 million of non-cash impairment charges. There were no impairment charges in the prior year. Without those impairment charges the total operating expenses would have been $47.2 million. As a percentage of revenues, expenses associated with professional fees, advertising and marketing, and other costs experienced increases.

The impact of the $52.5 million in non-cash charges resulted in an operating loss for 2008 of $42.1 million as compared to operating income of $8.5 million in 2007. Excluding these charges, operating income for 2008 was $10.5 million

The pre-tax net loss for 2008 was $48.7 million, or ($2.68) per fully diluted share, on approximately 18.1 million shares outstanding, as compared to 2007 net income of $5.4 million, or $0.32 per fully diluted share, on approximately 17 million shares outstanding. Excluding the $52.5 million of non-cash impairment charges, income before taxes 2008 was $3.8 million, or $0.21 per fully diluted share.

EBITDA (excluding the non-cash impairment charges) for the full year 2008 was $12.2 million as compared to $9.5 million in 2007.

Share Repurchase

Under its previously announced share repurchase program, the Company repurchased approximately 327,024 shares of common stock in the fourth quarter of 2008 through dealers or agents in transactions on the Nasdaq Stock Market or in privately negotiated transactions. On January 12, 2009 the Company’s Board of Directors announced an additional share repurchase program of up to $1.0 million of VCG Holding common stock. From January 12, 2009 through March 12, 2009, VCG Holding repurchased 193,025 shares of its common stock.

Restatement of 2007 Results

The Company decided to restate the 2007 financials in connection with the response to a comment letter received from the U.S. Securities and Exchange Commission (the “SEC”) regarding the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (the “2007 Annual Report”) and the preparation of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (the “2008 Annual Report”). The SEC informed the Company on March 24, 2009 that it had no further comments to the 2007 Annual Report.

The issues raised by the SEC in its comment letter addressed the Company’s methodology for the valuation of certain assets and liabilities purchased in connection with the acquisition of 14 nightclubs in 2007 and 2008 and the allocation of the purchase prices to those assets and liabilities. In its application of Statement of Financial Accounting Standards (“SFAS”) No. 141 “Business Combinations” and SFAS 142 “Goodwill and Other Intangible Assets”, the Company took the position that its senior management had sufficient industry expertise to determine the fair value of intangible assets being acquired and that each of the nightclubs being acquired was not material enough to the Company’s financial position to require an independent valuation. Based upon the issues raised by the SEC’s comment letter, the Company retained an independent firm to conduct a valuation of the assets and liabilities acquired in 2007 and 2008. As a result, the Company has modified the fair value of certain assets and liabilities acquired in 2007 and 2008 as well as the allocation of the purchase prices for certain of these assets and liabilities.

In addition, in connection with the Company’s review of its 2007 Financial Statements in response to the SEC’s comment letter, the Company determined that Goodwill was overstated by $2.6 million, Additional Paid-in Capital was overstated by $1.2 million and Other Income was overstated by $1.4 million. These errors were not detected due to the high volume of acquisitions and related equity and debt transactions during 2007.

Conference Call

Management will host a web cast and conference call to discuss the 2008 fourth quarter and full year results today, March 27, 2009 at 11:00 a.m. ET / 9:00 am MT. Interested parties may participate in the conference call by dialing 877-718-5092 (domestic) or 719-325-4789 (international) ten minutes before the call is scheduled to begin and ask to be connected to the VCGH Holding conference call. A replay will be available from 2:00 p.m. Eastern Time March 27, 2009 until midnight March 30, 2009. To hear the teleconference replay dial 888-203-1112 (domestic) or 718-457-0820 (international). The pass code for the replay is 9956884.

The conference call will also be broadcast live over the internet. To listen to the live call, please go to the “Investor Relations” section of VCGH’s website at www.vcgh.com, click on “Events & Presentations,” and follow the instructions at the webcast link. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. If you are unable to participate in the live call, the conference call will be archived and can be accessed for approximately 90 days.

To view a copy of the Company’s presentation that will be referenced during the call, please visit the Company’s website at www.vcgh.com under the heading “Investor Relations” then “Events & Presentations.”

ABOUT VCG HOLDING CORP.

VCG Holding Corp. is an owner, operator, and consolidator of adult nightclubs throughout the United States. The Company currently owns 20 adult nightclubs. The night clubs are located in Anaheim, Indianapolis, St. Louis, Denver, Colorado Springs, Ft. Worth, Dallas, Raleigh, Minneapolis, Louisville, Miami, and Portland, ME.

FORWARD LOOKING STATEMENT

Certain statements in this release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors identified from time to time in the Company’s reports with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2008. All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements, except as may be required by law.

VCG Holding Corp.	The Equity Group Inc.
Troy Lowrie	Devin Sullivan
Chief Executive Officer	Senior Vice President
(303) 934-2424	(212) 836-9608
tlowrie@vcgh.com	dsullivan@equityny.com

Courtney Cowgill	Gerrard Lobo
Chief Financial Officer	Senior Account Executive
(303) 934-2424	(212) 836-9610
ccowgill@vcgh.com	globo@equityny.com